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                                   EXHIBIT 4.3
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                            ERESEARCHTECHNOLOGY, INC.

                                 Amendment No. 2
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                                       to
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                             1996 Stock Option Plan
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         The 1996 Stock Option Plan (the "Option Plan") of eResearchTechnology,
Inc., formerly known as PRWW, Ltd. (the "Company"), is hereby amended as follows:

         1. Reservation of Additional Shares. Section 4 of the Option Plan is hereby amended to reserve an additional 300,000 shares of Common Stock for issuance thereunder.

         2. Effective Date. This Amendment No. 2 shall be not be effective until its approval by the stockholders of the Company at the 2001 Annual Meeting.